Exhibit 99.1


Press Release                          FOR IMMEDIATE RELEASE
                                       Contact:    Dennis D. Cirucci, CEO
                                                   Peter J. Meier, CFO
                                       Telephone:  610-353-2900

         ALLIANCE BANK AND ALLIANCE BANCORP, INC. OF PENNSYLVANIA
                   ANNOUNCE COMPLETION OF STOCK OFFERING


     Broomall, Pennsylvania - (January 30, 2007) Alliance Bank (the "Bank") (Nasdaq/Capital Market: ALLB) today announced the completion of the offering of shares of common stock of its mid-tier holding company, Alliance Bancorp, Inc. of Pennsylvania (the "Company"). In the offering, the Company sold 1,807,339 shares at a purchase price of $10.00 per share. In addition, the Company issued 5,417,661 shares of common stock in exchange for former outstanding shares of Alliance Bank. Each share of the Bank's common stock was converted into 2.09945 shares of the Company.

     Shares of the Company are expected to trade on or about Wednesday, January 31, 2007, on the Nasdaq Global Market. For the initial 20 trading days they
will trade under the symbol "ALLBD" and thereafter, the symbol "ALLB".   The
offering was managed by Sandler O'Neill & Partners, L.P. and Elias, Matz, Tiernan & Herrick L.L.P. acted as special counsel to Alliance Bancorp, Inc. of Pennsylvania and Alliance Bank.

     The Bank is a Pennsylvania-chartered stock savings bank headquartered in Broomall, Pennsylvania and conducts business through nine full service offices in Delaware and Chester Counties, Pennsylvania.

     This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Bank's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Bank's reports filed from time-to-time with the Federal Deposit Insurance Corporation, including the Bank's Form 10-KSB for the year ended December 31, 2005 and the Company's Prospectus, dated November 13, 2006, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Forward-looking statements speak only as of the date they are made. The Bank does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

                                      ***